BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*150103*

*150103*

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

ABOVE SPACE IS FOR OFFICE USE ONLY

1.   Name of corporation:

Rocky Mountain High Brands, Inc.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series E Preferred Stock, consisting of seven hundred eighty-nine thousand four hundred seventy-four (789,474) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions: SEE ATTACHED

3.   Effective date of filing: (optional)

4.   Signature: (required)

(must not be later than 90 days after the certificate is filed)

/s/ Michael Welch

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Designation

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CERTIFICATE OF DESIGNATION

OF

ROCKY MOUNTAIN HIGH BRANDS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES E PREFERRED STOCK

On behalf of Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series E Preferred Stock, consisting of seven hundred eighty-nine thousand four hundred seventy-four (789,474) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series E Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series E Preferred Stock.” The number of shares constituting the Series E Preferred Stock shall be seven hundred eighty-nine thousand four hundred seventy-four (789,474) shares. Except as otherwise provided herein, the Series E Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”) and any previously issued classes of capital stock of the Company.

2. Dividends. The holders of shares of Series E Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series E Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series E Preferred Stock shall be treated as if all shares of Series E Preferred Stock had been converted to Common Stock immediately prior to the distribution.

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(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Automatic Conversion of Series E Preferred Stock Upon Amendment to Articles of Incorporation. Following the issuance of any shares of Series E Preferred Stock, and on the first business day following the legal effectiveness of an amendment to the Company’s Articles of Incorporation increasing the authorized capital stock of the Company, all shares of Series E Preferred Stock shall be automatically converted to common stock of the Company at a rate of one (1) share of common stock for each one (1) share of Series E Preferred Stock.

No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series E Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series E Preferred Stock by the Company upon conversion of Series E Preferred Stock by such Holder.

Reservation of Stock. The Company shall at all times when any shares of Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred Stock.

5.       Voting. The holders of Series E Preferred Stock shall have the right to cast two thousand (2,000) votes for every one (1) share of Series E Preferred Stock on any and all proposals to amend the Company’s Articles of Incorporation to increase the authorized capital stock of the Company. The holders of Series E Preferred Stock shall have no other voting rights.

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IN WITNESS WHEREOF the undersigned has signed this Designation this 18th day of September, 2017.

Rocky Mountain High Brands, Inc.

By:
/s/ Michael Welch
Name: Michael Welch Title: CEO

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